UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 16, 2022

Epiphany Technology Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39853	85-3227900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

630 Ramona St.
Palo Alto, California 94301
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (619) 736-6855

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	EPHY	The Nasdaq Stock Market LLC
Redeemable warrants included as part of the units, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	EPHYW	The Nasdaq Stock Market LLC
Units, each consisting of one share of Class A common stock and one-third of one redeemable warrant	EPHYU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 16, 2022, the board of directors (the “Board”) of Epiphany Technology Acquisition Corp. (the “Company”) approved an increase in the size of the Board from seven (7) directors to eleven (11) directors and elected Ross Haghighat, Stephen Sherwin, Louis Lange and Ronald Eastman as members of the Board to fill the vacancies created by the increase. In addition, the Board appointed Mr. Ross Haghighat as Co-Chief Executive Officer of the Company, effective September 16, 2022. The Board determined that each Messrs. Stephen Sherwin, Louis Lange and Ronald Eastman is an “independent director” as defined in the Nasdaq listing standards and applicable rules of the Securities and Exchange Commission.

Ross Haghighat

Ross Haghighat has served as Chief Executive Officer, Chief Financial Officer and a Director of BioPlus Acquisition Corp. since December 2021. Mr. Haghighat is the founding partner at Jasper Capital Partners, an investment firm investing in transformational technology-inspired growth companies focused on Australia and Asia, and Chairman of Triton Systems, Inc., a private early to mid-stage product development and venture firm creating product-driven enterprises focusing on next-generation innovative technologies spanning biotech, medtech and ESG applications. Mr. Haghighat has been a founder, co-founder, and board member of more than a dozen private and public technology companies in the US, Europe, China and Australia. During Mr. Haghighat’s expansive career as an operator, he generated billions in shareholder value through his roles transforming companies from early-stage technology firms to successful corporations, as well as integrated divisions of Fortune 500 companies. From 1994 to 2001, Mr. Haghighat co-founded and led CoreTek Inc., a photonic-based firm that developed the first tunable optoelectronic laser platform for telecom and was acquired by Nortel Networks Corp. in 2001 for $1.4 billion.

Mr. Haghighat currently serves on the Board of Directors at Chinook Therapeutics, Inc. (Nasdaq: KDNY), a late clinical-stage biotechnology company developing precision medicines for kidney diseases, where Mr. Haghighat is Chairman of the Transaction Committee; CITIC Capital Acquisition Corp. (NYSE: CCAC), a blank check company that has announced a $1.4B business combination with Quanergy Systems, due to close in Q4 2021, where Mr. Haghighat also serves as Chair of the Audit Committee of Fluence Corporation Ltd. (ASX: FLC), a leading ESG global water treatment technology company, where Mr. Haghighat serves as Vice Chairman; Angel Medical Systems, Inc., a commercial stage private medical device company with a pipeline of implantable cardiovascular devices with product distribution in US, Australia and Asia, where Mr. Haghighat serves as Lead Director and FRX Polymers, Inc., a global sustainable ESG company serving electric vehicle, consumer electronics and other industrial applications, where Mr. Haghighat serves as Chairman. Mr. Haghighat received a Bachelor of Science in Advanced Materials Engineering from Rutgers University and Master of Science in Organometalic Chemistry from Rutgers University, as well as an MBA from Boston College — Wallace E Carroll School of Management. Mr. Haghighat is well qualified to serve on the Board due to his extensive operating, investing and board experience in the biotechnology industry.

Ronald Eastman

Since December 2021, Ronald Eastman has served as Vice Chairman of BioPlus Acquisition Corp. Mr. Eastman has over 40 years of experience in building and leading both publicly-traded and private healthcare businesses. Mr. Eastman is currently a Senior Advisor of EW Healthcare Partners (“EW”), one of the oldest healthcare growth equity firms in the world with $3 billion currently under management, where he previously served for 15 years as Managing Director of multiple funds before transitioning to Senior Advisor in 2021. Mr. Eastman led and served on the Board of Directors of EW’s investments in ProteinSimple, Inc. (acquired by Bio-Techne Corporation), Corium, Inc. (acquired by Gurnet Point Capital), and Open Monoclonal Technology, Inc. (acquired by Ligand Pharmaceuticals, Inc. (Nasdaq: LGND)). He also currently serves on the Board of Directors of EW portfolio company Suneva Medical, Inc..

Mr. Eastman began his career at American Cyanamid Company, which was acquired by American Home Products (now Pfizer, Inc. (NYSE: PFE)), where Mr. Eastman spent 15 years managing various pharmaceutical products, divisions, and subsidiaries in the U.S. and overseas. Later as CEO of Geron Corporation (Nasdaq: GERN), Mr. Eastman led the company’s growth from a venture-backed start-up to a publicly traded pioneer in the fields of regenerative medicine and cancer. As CEO of Rinat Neuroscience Corporation (“Rinat Neuroscience”), a private biotechnology company spun out of Genentech, Inc. with the support of EW in late 2001, Mr. Eastman led the effort to build the first company dedicated to discovering and developing large molecule drugs for treating nervous system disorders. Rinat Neuroscience was acquired by Pfizer, Inc. in 2006.

Mr. Eastman has also previously served as a board member of Revance Therapeutics, Inc. (Nasdaq: RVNC), the Biotechnology Innovation Organization, and as a Trustee of the Buck Institute for Research on Aging. Mr. Eastman has a Bachelor of Arts degree from Williams College and a Master of Business Administration degree from Columbia University. Mr. Eastman is well qualified to serve on the Board due to his extensive operating, investing and board experience in the biotechnology industry.

Louis Lange

Louis G. Lange, M.D., Ph.D., has served as a director of BioPlus Acquisition Corp. since December 2021. Mr. Lange has a long and distinguished career as a leading entrepreneur, investor and academic leader in the biotechnology sector, and has been at the forefront of the development of the biotechnology industry over the last three decades. Dr. Lange founded CV Therapeutics, Inc. (“CVT” and Nasdaq: CVTX), a biotechnology company focused on cardiovascular diseases, in 1992 and served as Chairman, Chief Executive Officer and Chief Scientific Officer. Dr. Lange led the initial public offering of CVT in 1996 after $50 million in venture investments and oversaw the commercial success of CVT, spearheading the growth of Ranexa® and Lexiscan®, two drugs with combined annual sales in excess of $1.5 billion dollars. Dr. Lange led the sale of CVT to Gilead Sciences, Inc. (Nasdaq: GILD) in 2009 for $1.4 billion, and stayed on part time until 2019 as a Senior Advisor reporting until 2018 to the Chief Executive Officer of Gilead Sciences.

After successfully selling CVT, Dr. Lange founded and sold two additional biotechnology companies. In 2017, GE Healthcare acquired one of these companies, Rapidscan Pharma Solutions Inc. (“RPS”), a developer of a biopharmaceutical stress agent used in the diagnosis of cardiovascular disease.

In 2015, Audentes Therapeutics, Inc. (Nasdaq: BOLD) acquired the second of these companies, gene therapy products developer Cardiogen Sciences, Inc.; Dr. Lange stayed on as lead Director up to the sale of Audentes Therapeutics to Astellas Pharma Inc. (TYO:4503) in 2020 for $3.1 billion. Currently, Dr. Lange is a Partner at Asset Management Ventures (“AMV”), an early-stage venture capital firm focused on investments in the digital health, technology, and life sciences sectors, sitting at the forefront of key innovation trends and deal flow within the biotechnology space. Dr. Lange has led over 12 investments across all areas of biotechnology companies.

In addition to Dr. Lange’s operational and investing experience, Dr. Lange spent 22 years in academic medicine at Harvard University and Washington University, where he served as Chief of Cardiology and Professor of Medicine at Jewish Hospital at Washington University School of Medicine from 1985-1992 and was one of the first academicians in molecular cardiology. Currently, Dr. Lange serves as a member of the Board of Trustees at the University of Rochester, a role he has held since 1998. As Chair of the Health Affairs committee that oversees all of the medical operations, Dr. Lange has been part of the leadership team for strategic re-invigoration of the medical center, overseeing projects including construction of two research buildings and recruitment of over 100 faculty members.

Dr. Lange has also led the most respected industry and trade associations in the biotechnology sector. From 1999 to 2009, Dr. Lange served on the Board of Directors of Biotechnology Innovation Organization, the trade organization of biotechnology companies, leading the largest committee of member companies for two years. Dr. Lange has been on numerous other public and private Boards in both the non-profit and for-profit arena, including the Institute of Systems Biology (“ISB”), a nonprofit biomedical research organization co-founded by industry stalwart Dr. Leroy (“Lee”) Hood, and the UCSF Gladstone Institute, an independent, nonprofit life science research organization located in the epicenter of biomedical and technological innovation in the San Francisco Bay Area.

Dr. Lange has a Bachelor’s degree from the University of Rochester, an M.D. from Harvard University and a Ph.D. in Biological Chemistry, also from Harvard University. Mr. Lange is well qualified to serve on the Board due to his extensive operating, investing and board experience in the biotechnology industry.

Stephen Sherwin

Since December 2021, Stephen Sherwin, M.D. has served a director of BioPlus Acquisition Corp. Dr. Sherwin is a medical oncologist who has spent over 35 years in the biotechnology industry, helping to create and manage companies that discover and develop new treatments for patients with cancer. During his career as a C-level executive, Dr. Sherwin co-founded and served as CEO and/or chairman of industry-leading biotechnology companies that generated over $2.0 billion in shareholder value. From 1990 to 2009, Dr. Sherwin served as the Chief Executive Officer of Cell Genesys, Inc., a cancer immunotherapy company, and was its Chairman from 1994 until the company’s merger in 2009 with BioSante Pharmaceuticals, Inc. (now ANI Pharmaceuticals, Inc., Nasdaq: ANIP). In addition, Dr. Sherwin co-founded and served as chairman of Abgenix, Inc. (Nasdaq: ABGX), an antibody company that was acquired by Amgen Inc. (Nasdaq: AMGN) in 2006 and co-founded and served as Chairman of Ceregene, Inc., a gene therapy company acquired by Sangamo Therapeutics, Inc. (Nasdaq: SGMO) in 2013. Prior to Cell Genesys, Dr. Sherwin served as Vice President of Clinical Research at Genentech, Inc. (NYSE: DNA) and was the first medical doctor hired by the company. In addition to his corporate experience, Dr. Sherwin previously served on the Board of Directors of the Biotechnology Innovation Organization from 2001 to 2014 and as its chairman from 2009 to 2011.

Dr. Sherwin currently divides his time between advisory work in the life science industry and patient care and teaching in his specialty of medical oncology. Dr. Sherwin is a Clinical Professor of Medicine at the University of California, San Francisco, and a volunteer Attending Physician in Hematology-Oncology at the Zuckerberg San Francisco General Hospital. In addition, Dr. Sherwin currently serves as an Advisory Partner at Third Rock Ventures, a leading healthcare venture firm, and on the boards of directors of Biogen Inc. (Nasdaq: BIIB), a multinational commercial-stage biotechnology company and Neurocrine Biosciences, Inc. (Nasdaq: NBIX), a commercial-stage biopharmaceutical company focused on neurological and endocrine diseases. Dr. Sherwin received his Bachelor of Arts in Biology at Yale University, and his M.D. at Harvard Medical School. Dr. Sherwin is well qualified to serve on the Board due to his extensive operating, investing and board experience in the biotechnology industry.

There are no family relationships between Messrs. Eastman, Lange, Haghighat, and Sherwin and any of the Company’s other directors or executive officers, or persons nominated or chosen by the Company to become an executive officer or director of the Company. There are no transactions between the Company and Messrs. Eastman, Haghighat, Lange and Sherwin that are subject to disclosure under Item 404(a) of Regulation S-K.

In connection with the appointments, Messrs. Eastman, Lange, Haghighat, and Sherwin have agreed to become parties to certain letter agreement, dated January 7, 2021, by and among the Company, the Company’s directors and officers, and other certain securities holders (the “Letter Agreement”) and entered into joinders to the Letter Agreement and an indemnity agreement with the Company on September 16, 2022.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Joinder Insider Letter Agreement, dated September 16, 2022, by and between the Company and Ross Haghighat, Stephen Sherwin, Louis Lange and Ronald Eastman.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Epiphany Technology Acquisition Corp.

	By:	/s/ Peter Bell
		Name:	Peter Bell
		Title:	Chief Executive Officer and Chief Financial Officer

Dated: September 22, 2022